U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Dorman                           David                  W.
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   (Last)                           (First)             (Middle)

   One AT&T Way
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                                    (Street)

   Bedminster                         NJ                 07921
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   AT&T Corp. (T)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


   November 18, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   Chief Executive Officer and Chairman of the Board
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                   10.
                                                                                                        9.         Owner-
                                                                                                        Number     ship
                                                                                                        of         Form
                2.                                                                                      Deriv-     of
                Conver-                    5.                                7.                         ative      Deriv-   11.
                sion                       Number of                         Title and Amount           Secur-     ative    Nature
                or                         Derivative      6.                of Underlying     8.       ities      Secur-   of
                Exer-             4.       Securities      Date              Securities        Price    Bene-      ity:     In-
                cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially   Direct   direct
                Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned      (D) or   Bene-
1.              of       action   Code     of(D)           (Month/Day/Year)          Amount    ative    at End     In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,      ----------------          or        Secur-   of         direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)        Date     Expira-          Number    ity      Month      (I)      ship
Security        Secur-   Day/     ------   ------------    Exer-    tion             of        (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V   (A)       (D)   cisable  Date     Title   Shares    5)       4)         4)       4)
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

Employee Stock                                                               AT&T
Option (Right                                                                Common
to Buy)         $28.9120  12/1/00  J(6)  V                 1        12/1/10  Stock   184,195            184,195    D
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Employee Stock                                                               AT&T
Option (Right                                                                Common
to Buy)         $33.6750  3/15/01  J(6)  V                 2        3/15/11  Stock   210,005            210,005    D
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Employee Stock                                                               AT&T
Option (Right                                                                Common
to Buy)         $32.6295  7/2/01   J(6)  V                 3        7/2/11   Stock   140,013            140,013    D
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Employee Stock                                                               AT&T
Option (Right                                                                Common
to Buy)         $28.0335  2/19/02  J(6)  V                 4        2/19/12  Stock   542,355            542,355    D
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Employee Stock                                                               AT&T
Option (Right                                                                Common
to Buy)         $23.8805  9/19/02  J(6)  V                 5        9/19/12  Stock   705,061            705,061    D
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
Explanation of Responses: 1. Option vested 1/2 in equal installments on 12/1/01 and 12/2/02 with remaining 1/2 vesting in equal installments on 12/1/03 and 12/1/04. 2. Option vested 1/4 on 3/15/02 with remaining 3/4 vesting in equal installments on 3/15/03, 04 and 05. 3. Option vested 1/4 on 7/2/02 with remaining 3/4 vesting in equal installments on 7/2/03, 04 and 05. 4. Option vests in four equal annual installments on 2/19/03, 04, 05 and 06. 5. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05. 6. Reporting is of adjustments to existing stock option awards to reflect spin-off of AT&T's broadband business and 1 for 5 reverse stock split effective 11/18/02.




      /s/  David W. Dorman                                      12/12/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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